Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genpact Limited:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 01, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states that the Company acquired Accounting Plaza B.V., Triumph Engineering, Corp., Triumph On-Demand, Inc. and Atyati Technologies Private Limited during 2012, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, Accounting Plaza B.V.’s, Triumph Engineering, Corp.’s, Triumph On-Demand, Inc.’s and Atyati Technologies Private Limited’s internal control over financial reporting associated with total assets of $88,325 thousand (of which $63,878 thousand represents goodwill and intangibles included within the scope of the assessment) and total revenues of $39,766 thousand included in the consolidated financial statements of the Company as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Accounting Plaza B.V., Triumph Engineering, Corp., Triumph On-Demand, Inc. and Atyati Technologies Private Limited.

KPMG

Gurgaon, India
April 2, 2013